Exhibit 99.1

Skyline Bankshares, Inc. Announces First Quarter 2025 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, April 28, 2025 (Globe Newswire) -- Skyline Bankshares, Inc. (the “Company”) (OTC QX: SLBK) – the holding company for Skyline National Bank (the “Bank”) – announced its results of operations for the first quarter of 2025.

As previously announced, the Company acquired Johnson County Bank (“JCB”) on September 1, 2024, with the Company as the surviving corporation. For accounting purposes, the Company is considered the acquiror and JCB is considered the acquiree in the transaction. As such, all information contained herein as of and for periods prior to September 1, 2024 reflects the operations of the Company prior to the merger.

The Company recorded net income of $3.6 million, or $0.64 per share, for the quarter ended March 31, 2025, compared to net income of $2.1 million, or $0.37 per share, for the same period in 2024. First quarter 2025 earnings represented an annualized return on average assets (“ROAA”) of 1.17% and an annualized return on average equity (“ROAE”) of 15.85%, compared to 0.79% and 9.94%, respectively, for the same period last year. Net interest margin (“NIM”) was 4.15% for the first quarter of 2025, compared to 3.64% for the first quarter of 2024.

President and CEO Blake Edwards stated, “We are very pleased with our results for the first quarter of 2025. Our entire Skyline team has worked tirelessly in recent years to deliver on our long-term strategy of growing the Skyline franchise and creating shareholder value through branching activity, organic growth in our legacy markets, and through acquisitions such as last year’s partnership with Johnson County Bank. Our strong first quarter earnings, as noted above, reflect the success of these ongoing efforts. I’m extremely proud of this team and know they will continue to deliver on our brand promise of being “Always our Best” for years to come.”

Highlights

●

In connection with the acquisition of JCB, effective September 1, 2024, the Company acquired $154.1 million in assets at fair value, including $87.2 million in loans. The Company also assumed $133.8 million of liabilities at fair value, including $125.3 million of total deposits with a core deposit intangible asset recorded of $3.4 million, and goodwill of $4.6 million.

●	Net income was $3.6 million, or $0.64 per share, for the first quarter of 2025, compared to $2.1 million, or $0.37 per share, for the first quarter of 2024.
●	Net interest margin (“NIM”) was 4.15% for the first quarter of 2025, compared to 4.10% in the fourth quarter of 2024, and 3.64% in the first quarter of 2024.
●	Total assets increased in the first quarter of 2025 by $33.9 million, or 2.78%, and increased by $201.4 million, or 19.18%, when compared to $1.05 billion at March 31, 2024.
●

Net loans were $992.2 million at March 31, 2025, an increase of $15.8 million, or 1.61%, when compared to $976.4 million at December 31, 2024, and increased $172.3 million when compared to $819.9 million at March 31, 2024.

●

Total deposits were $1.11 billion at March 31, 2025, an increase of $22.2 million, or 2.03%, from $1.09 billion at December 31, 2024, and an increase of $183.9 million from $930.4 million at March 31, 2024.

First Quarter 2025 Income Statement Review

Net interest income after provision for credit losses in the first quarter of 2025 was $11.5 million, compared to $8.8 million in the first quarter of 2024, reflecting an increase in the provision for credit losses of $85 thousand in the quarterly comparison. Total interest income was $15.5 million in the first quarter of 2025, representing an increase of $3.5 million in comparison to the $12.0 million in the first quarter of 2024. Interest income on loans increased in the quarterly comparison by $3.6 million, primarily due to organic loan growth, and the addition of loan balances from the JCB acquisition. Management anticipates that this loan growth will continue to have a positive impact on both earning assets and loan yields. Interest expense on deposits increased by $653 thousand in the quarterly comparison, as a result of rate increases on deposit offerings, and the additional interest-bearing deposits from the JCB acquisition. Management anticipates that interest expense on deposits could increase in the near term as competitive pressures for deposits may result in continued increases in rates on deposit offerings, especially on time deposits. Interest on borrowings decreased by $11 thousand.

First quarter 2025 noninterest income was $1.8 million compared with $1.7 million in the first quarter of 2024. Included in noninterest income for the first quarter of 2025 was $60 thousand from life insurance contracts. Included in noninterest income for the first quarter of 2024 was $218 thousand from life insurance contracts and a net realized security loss of $141 thousand. The net security loss resulted from the recognition of unamortized premiums on a called bond. Excluding these items, noninterest income increased by $104 thousand in the quarter over quarter comparison, primarily as a result of an increase in service charges of $100 thousand.

Noninterest expense in the first quarter of 2025 was $8.9 million compared with $8.0 million in the first quarter of 2024, an increase of $887 thousand, or 11.12%. Salary and benefits increased by $179 thousand in the quarterly comparison due to personnel additions and routine salary adjustments, as well as increased benefit costs. Occupancy and equipment expenses increased by $68 thousand, and data processing increased by $199 thousand in the quarterly comparisons primarily due the JCB acquisition. FDIC assessments increased by $102 thousand due to increased deposit levels from the JCB acquisition and organic deposit growth. Core deposit intangible amortization increased by $132 thousand in the quarterly comparison as a result of the JCB acquisition.

Income tax expense increased by $449 thousand in the quarter-to-quarter comparison, primarily due to an increase in net income before taxes of $2.0 million in the quarterly comparison.

Balance Sheet Review

Total assets increased in the first quarter of 2025 by $33.9 million, or 2.78%, to $1.25 billion at March 31, 2025, from $1.22 billion at December 31, 2024, and increased by $201.4 million, or 19.18%, from $1.05 billion at March 31, 2024. The increase in total assets during the quarter can be primarily attributed to the loan growth of $15.9 million and deposit growth of $22.2 million during the quarter.

Total loans increased during the first quarter by $15.9 million, or 1.61%, to $1.0 billion at March 31, 2025 from $984.5 million at December 31, 2024, and increased by $173.6 million, or 21.01%, compared to $826.7 million at March 31, 2024. Core loan growth during the first quarter was at an annualized rate of 6.60%.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.22% at March 31, 2025 compared to 0.26% at December 31, 2024. The allowance for credit losses remained comparable at approximately 0.82% of total loans as of March 31, 2025 and December 31, 2024, respectively.

Investment securities increased by $196 thousand during the first quarter to $118.5 million at March 31, 2025 from $118.3 million at December 31, 2024, and decreased by $3.9 million from $122.4 million at March 31, 2024. The increase in the first quarter of 2025 was the result of a $2.6 million decrease in unrealized losses on investment securities and paydowns $2.4 million.

Total deposits increased in the first quarter of 2025 by $22.2 million, or 2.03%, to $1.11 billion at March 31, 2025 from $1.09 billion at December 31, 2024, and increased $183.9 million, or 19.77%, compared to $930.4 million at March 31, 2024. Noninterest-bearing deposits increased by $12.5 million and interest-bearing deposits increased by $9.7 million during the quarter. Lower cost interest-bearing deposits increased by $8.3 million during the quarter, and time deposits increased by $1.4 million.

Stockholders’ equity increased by $4.2 million, or 4.80%, to $92.9 million at March 31, 2025, from $88.7 million at December 31, 2024, and increased $10.0 million, or 12.12%, from $82.9 million at March 31, 2024. The change during the quarter was due to earnings of $3.6 million, less dividends paid of $1.4 million, and $2.0 million in other comprehensive income. Book value increased from $15.69 per share at December 31, 2024 to $16.44 per share at March 31, 2025.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to: changes in interest rates; general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the economic impact of duties, tariffs or other barriers or restrictions on trade, and any retaliatory counter measures, and the volatility and uncertainty arising therefrom; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; disruptions to customer and employee relationships and business operations caused by the Johnson County Bank acquisition; the ability to achieve the cost savings and synergies contemplated by the acquisition within the expected timeframe, or at all; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2024. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending March 31, 2025)

Skyline Bankshares, Inc.

Condensed Consolidated Balance Sheets

March 31, 2025; December 31, 2024; March 31, 2024

	March 31,	December 31,	March 31,
(dollars in thousands except share amounts)	2025	2024	2024
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$21,298	$17,889	$13,115
Interest-bearing deposits with banks	16,130	1,562	8,233
Federal funds sold	456	-	384
Investment securities available for sale	118,483	118,287	122,368
Restricted equity securities	4,993	4,034	3,609
Loans	1,000,332	984,459	826,684
Allowance for credit losses	(8,160)	(8,027)	(6,765)
Net loans	992,172	976,432	819,919
Cash value of life insurance	26,649	26,743	23,055
Other real estate owned	140	140	-
Properties and equipment, net	35,342	34,663	31,394
Accrued interest receivable	4,009	4,013	3,450
Core deposit intangible	3,603	3,815	837
Goodwill	7,900	7,900	3,257
Deferred tax assets, net	5,060	5,593	5,252
Other assets	15,263	16,528	15,207
Total assets	$1,251,498	$1,217,599	$1,050,080

Liabilities
Deposits
Noninterest-bearing	$350,451	$337,918	$293,912
Interest-bearing	763,936	754,285	636,529
Total deposits	1,114,387	1,092,203	930,441

Borrowings	37,026	29,254	30,000
Accrued interest payable	699	950	683
Other liabilities	6,465	6,524	6,081
Total liabilities	1,158,577	1,128,931	967,205

Stockholders’ Equity
Common stock and surplus	33,556	33,507	33,145
Retained earnings	75,874	73,714	69,638
Accumulated other comprehensive loss	(16,509)	(18,553)	(19,908)
Total stockholders’ equity	92,921	88,668	82,875
Total liabilities and stockholders’ equity	$1,251,498	$1,217,599	$1,050,080
Book value per share	$16.44	$15.69	$14.72
Tangible book value per share	$14.41	$13.62	$14.00

Asset Quality Indicators
Nonperforming assets to total assets	0.19%	0.22%	0.17%
Nonperforming loans to total loans	0.22%	0.26%	0.22%
Allowance for credit losses to total loans	0.82%	0.82%	0.82%
Allowance for credit losses to nonperforming loans	367.90%	313.19%	378.14%

Skyline Bankshares, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended
	March 31,
(dollars in thousands except share amounts)	2025	2024
	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$14,721	$11,147
Interest-bearing deposits in banks	47	64
Federal funds sold	2	4
Interest on securities	682	734
Dividends	32	37
	15,484	11,986
Interest expense
Deposits	3,335	2,682
Interest on borrowings	426	437
	3,761	3,119
Net interest income	11,723	8,867

Provision for credit losses	178	93
Net interest income after provision for credit losses	11,545	8,774

Noninterest income
Service charges on deposit accounts	584	551
Other service charges and fees	916	849
Net realized losses on securities	-	(141)
Mortgage origination fees	35	55
Increase in cash value of life insurance	174	146
Life insurance income	60	218
Other income	17	21
	1,786	1,699
Noninterest expenses
Salaries and employee benefits	4,500	4,321
Occupancy and equipment	1,479	1,411
Data processing expense	848	649
FDIC Assessments	246	144
Advertising	244	217
Bank franchise tax	132	99
Director fees	93	58
Professional fees	302	221
Telephone expense	124	107
Core deposit intangible amortization	212	80
Other expense	683	669
	8,863	7,976
Net income before income taxes	4,468	2,497

Income tax expense	895	446
Net income	$3,573	$2,051

Net income per share	$0.64	$0.37
Weighted average shares outstanding	5,584,704	5,564,568
Dividends declared per share	$0.25	$0.23

Skyline Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and understanding the Company’s financial condition, capital position and financial results. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. The non-GAAP financial measure presented in this document includes tangible book value per share. The following tables present calculations underlying non-GAAP financial measures.

	March 31,	December 31,	March 31,
(dollars in thousands except share amounts)	2025	2024	2024
	(Unaudited)	(Unaudited)	(Unaudited)
Tangible Common Equity
Total stockholders’ equity (GAAP)	$92,921	$88,668	$82,875
Less: Goodwill	(7,900)	(7,900)	(3,257)
Less: Core deposit intangible	(3,603)	(3,815)	(837)
Tangible common equity (non-GAAP)	$81,418	$76,953	$78,781
Common stock shares outstanding	5,651,704	5,651,704	5,629,204
Tangible book value per share	$14.41	$13.62	$14.00